Exhibit 99.1

FOR IMMEDIATE RELEASE

ELDORADO RESORTS REPORTS THIRD QUARTER NET REVENUE

OF $183.5 MILLION AND ADJUSTED EBITDA OF $36.1 MILLION

Reno, Nev. (October 26, 2015) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the third quarter ended September 30, 2015.  Net revenues and adjusted EBITDA for all periods summarized below include the operations of MTR Gaming Group, Inc. (“MTR”), which merged with the Company on September 19, 2014 (“the Merger Date”), as if the merger occurred on January 1, 2014.

	Total Net Revenue			Total Net Revenue
($ in thousands, except per share data and percentage)	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2015	2014	Change	2015	2014	Change
Eldorado Reno	$29,002	$28,009	3.5%	$79,961	$79,294	0.8%
Eldorado Shreveport	34,651	34,629	0.1%	103,919	102,123	1.8%
Scioto Downs	40,172	38,952	3.1%	118,438	113,151	4.7%
Mountaineer	40,421	50,079	(19.3)%	122,619	144,791	(15.3)%
Presque Isle Downs	39,294	39,429	(0.3)%	108,687	110,246	(1.4)%
Total Net Revenue (1)(4)	$183,540	$191,098	(4.0)%	$533,624	$549,605	(2.9)%

	Adjusted EBITDA			Adjusted EBITDA
($ in thousands, except per share data and percentage)	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2015	2014	Change	2015	2014	Change
Eldorado Reno (2)	$5,766	$2,688	114.5%	$13,205	$6,709	96.8%
Eldorado Shreveport	7,639	6,732	13.5%	22,702	19,984	13.6%
Scioto Downs	14,024	12,802	9.5%	41,260	37,794	9.2%
Mountaineer	6,431	9,146	(29.7)%	18,554	25,172	(26.3)%
Presque Isle Downs	5,593	5,757	(2.8)%	15,061	15,745	(4.3)%
Corporate	(3,318)	(3,813)	(13.0)%	(10,557)	(8,204)	28.7%
Total Adjusted EBITDA (1) (3) (4)	$36,135	$33,312	8.5%	$100,225	$97,200	3.1%

Operating Income (4)	$24,092	$2,778	$59,235	$11,105
Net income (loss) attributable to ERI (4)	$3,334	$(4,064)	$1,965	$(3,488)
Basic EPS (4)	$0.07	$(0.16)	$0.04	$(0.14)
Diluted EPS (4)	$0.07	$(0.16)	$0.04	$(0.14)

(1)    Revenue and Adjusted EBITDA exclude the Silver Legacy, a joint venture between Eldorado and MGM Resorts International located in Reno. On July 7, 2015 Eldorado Resorts announced that it entered into an agreement to acquire all of the assets and properties of Circus Circus Reno (“Circus Reno”) and the 50% interest in the Silver Legacy owned by a subsidiary of MGM Resorts International in a transaction that is expected to close by year-end 2015.

(2)    Eldorado Reno’s increase in Adjusted EBITDA for the three and nine months ended September 30, 2015 reflects the reallocation of corporate expenses.  If corporate expenses had been reallocated in the three and nine months ended September 30, 2014, the Adjusted EBITDA percentage increase would have been 47.6% and 38.2%, respectively.

(3)    Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net (loss) income, which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

(4)    The combined basis reflects operations of MTR for periods prior to the merger combined with the operations of Eldorado Resorts, LLC.  Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

“Our strong third quarter results include an 8.5% year-over-year increase in Adjusted EBITDA, driven by our continued focus on streamlining operating costs and particularly robust performances by Eldorado Reno, Scioto Downs and Eldorado Shreveport.  The 2015 third quarter results also reflect the second full quarter of initial benefits from our $10 million cost savings program, continued enhancement of product and service offerings across our entire portfolio, and the implementation of Eldorado’s operating strategies across the acquired MTR properties,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado.

“We continue to make significant progress with our property enhancement initiatives that target product and service offerings upgrades across our entire portfolio.  At Presque Isle Downs and Casino, we’ve made significant progress with our five-phase design and facility enhancement program with the new casino center bar now complete, the high limit gaming area open and initial slot machine replacements in place.  At Scioto Downs, we opened our new $5.9 million restaurant and microbrewery, The Brew Brothers, today, on schedule and on budget.  In addition, in the fourth quarter, we plan to add 45 additional machines to the smoking patio at Mountaineer, which will increase the smoking pavilion’s gaming supply by over 20%.

“During the third quarter, we also entered into an agreement to acquire MGM’s 50% interest in the Silver Legacy Resort Casino and all of the assets of Circus Circus Reno.  We expect that the Nevada Gaming Commission will make a determination regarding this acquisition at its November meeting and that we will close the acquisition shortly after obtaining the Nevada Gaming Commission’s approval.  Upon completing the transaction, we will own the three leading downtown Reno casino resorts and expect to benefit from opportunities for synergies and operating efficiencies across the three properties.  In addition, we completed the refinancing of our capital structure in July, thereby reducing our interest expense by approximately $35 million and simplifying our reporting structure.

“Our strong third quarter results continue to demonstrate the hard work and commitment of our management team and employees to efficiently implement our cost savings program, enhance our product and service offerings and integrate Eldorado’s operating strategies across the acquired MTR properties.”

Balance Sheet and Liquidity

At September 30, 2015, Eldorado had $48.8 million in cash and cash equivalents and $57.1 million in restricted cash, which included $55.5 million of escrow cash related to the proposed Silver Legacy and Circus Circus Reno acquisition.  Outstanding indebtedness at September 30, 2015 totaled $816.9 million, including $18.0 million outstanding on the Company’s revolving credit facility.

In July 2015, the Company refinanced its outstanding indebtedness by issuing $375 million in aggregate principal amount of 7% senior notes due in 2023 and entering into a new credit facility with a $425 million term loan due in 2022 that bears interest at a rate of LIBOR plus 325 basis points, with a 1% LIBOR floor, and a $150 million revolving credit facility that matures in 2020 and bears interest at a rate equal to LIBOR plus a spread that, based on our leverage ratio, ranges from 2.5% to 3.25%. In addition, Eldorado filed a registration statement in July with the SEC to offer up to $80 million in common stock.

“The third quarter was a pivotal period for Eldorado as we announced the planned acquisition of Silver Legacy and Circus Circus Reno, completed our refinancing, and continued to make significant progress on realizing our targeted annual expense reduction initiatives,” said Tom Reeg, President of Eldorado.  “We expect that the acquisition of Silver Legacy and Circus Circus Reno will be immediately accretive to our free cash flow upon closing and will reduce the Company’s leverage.  In addition, the comprehensive balance sheet refinancing reduced our annual interest expense by approximately $35 million, which provides us added flexibility to continue to pursue additional opportunities for growth.”

Summary of 2015 Third Quarter Property Results and Facility Enhancements

Nevada

Net revenues of $29.0 million at Eldorado Reno for the quarter ended September 30, 2015 increased 3.5% over the prior-year period while Adjusted EBITDA of $5.8 million increased 114.5% from the same period in 2014.  The increase in Adjusted EBITDA for the three months ended September 30, 2015 partially reflects the reallocation of corporate expenses.  If such corporate expenses had been reallocated in the three months ended September 30, 2014, Eldorado Reno’s Adjusted EBITDA would have grown 47.6% year over year and Adjusted EBITDA margin would have increased approximately 590 basis points.

Net revenues at Silver Legacy, a joint venture between Eldorado and MGM Resorts International, increased 10.2% to $38.0 million in the third quarter of 2015 compared to $34.5 million in the third quarter of 2014, while Adjusted EBITDA increased 41.7% from the prior-year period to $10.5 million, the highest quarterly Adjusted EBITDA the property has generated since 2007.  Silver Legacy’s results, which are included in the Company’s income statement as equity in income of unconsolidated affiliates, are not consolidated in Eldorado’s income statement and are not included in Eldorado’s Adjusted EBITDA.

The higher revenue and Adjusted EBITDA for both Eldorado Reno and Silver Legacy compared to the prior year reflect the overall growth in the Reno market which helped drive higher casino volumes and increased occupancy at the properties’ respective hotels.  The Reno properties performance also reflects the Company’s successful management of expenses that delivered enhanced operating leverage on the higher revenues.

Ohio

Net revenues at Scioto Downs Racino increased 3.1% to $40.2 million in the third quarter of 2015 from $39.0 million in the third quarter of 2014. Scioto Downs’ third quarter 2015 Adjusted EBITDA increased 9.5% to $14.0 million from $12.8 million in the comparable prior year period with Adjusted EBITDA margin improving approximately 200 basis points to 34.9%.

The Brew Brothers, a $5.9 million microbrewery and restaurant, opened today at Scioto Downs, on schedule and on budget.  The Company continues to make progress with its Phase II property expansion project at Scioto Downs that will include the opening of a new bakery and a refresh of the Dash Cafe in the 2015 fourth quarter.  During the third quarter, the property added 22 VLTs to its outdoor smoking patio, bringing the total to 82 VLTs.  Along with the Phase II property expansion, Scioto Downs will be rebranded as “Eldorado Scioto Downs” in the fourth quarter of 2015 with new signage added throughout the property.

Pennsylvania

Third quarter 2015 net revenues of $39.3 million at Presque Isle Downs & Casino were comparable to net revenues of $39.4 million in the third quarter of 2014.  Adjusted EBITDA in the third quarter decreased 2.8% to $5.6 million from $5.8 million in the prior-year period.  During the 2015 third quarter, the Company initiated a new strategic direct mail marketing program at the property aimed at attracting more profitable play from consumers in the Erie market.

The Company has made significant progress with its approximately $5.0 million program to upgrade the property as part of its commitment to food, beverage and hospitality excellence at Presque Isle.  Facility enhancements already completed include the addition of a new casino center bar with flat screen televisions, sound and light features, and the opening of a new high limit gaming area.

Louisiana

Net revenues at Eldorado Shreveport rose 0.1% to $34.7 million in the third quarter of 2015.  Adjusted EBITDA from the property increased 13.5% to $7.6 million from $6.7 million in the comparable quarter of 2014.  Adjusted EBITDA margins improved by approximately 260 basis points to 22.0%.

During the third quarter, Eldorado Shreveport completed a comprehensive exterior refurbishment of the property and painted the hotel, boat and parking garage.  In the fourth quarter of 2015, the property will complete the remodel of its casino space on the first floor including a new casino bar and relocation of the players’ club.

West Virginia

Net revenues at Mountaineer Casino, Racetrack & Resort declined 19.3% to $40.4 million in the third quarter of 2015 from $50.1 million in the third quarter of 2014.  Adjusted EBITDA from the property declined 29.7% to $6.4 million from $9.1 million in the comparable quarter of 2014.  Mountaineer continues to be impacted by a competitive opening in Ohio, which reached its one-year anniversary in mid-September.  Net revenue and Adjusted EBITDA were also impacted by the Hancock County Clean Air Regulation that went into effect July 1, 2015 and prohibits smoking in enclosed public places.

In late June, Mountaineer opened an outdoor smoking pavilion featuring more than 200 slot machines and six gaming tables to help mitigate the impact of the new smoking ban.  The new gaming area continues to be very well received by patrons and the Company plans to add 45 more slot machines to the property’s smoking pavilion during the fourth quarter.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results.  Adjusted EBITDA represents net income (loss) before interest expense (income), provision (benefit) for income tax, depreciation and amortization, (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliates, acquisition charges, stock based compensation expenses, loss on early retirement of debt and other regulatory gaming assessment, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide EBITDA information may calculate EBITDA differently than we do.  The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Third Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2435, conference ID 2754975 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Eldorado’s web site, http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates six properties in five states, including the Eldorado Resort Casino and the Silver Legacy Resort Casino (a 50/50 joint venture with MGM Resorts International) in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Scioto Downs Racino in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. Eldorado Resorts recently announced that it has entered into an agreement to acquire MGM Resorts International’s 50% interest in the Silver Legacy Resort Casino Reno, as well as all of the assets of Circus Circus Reno with the transaction expected to be completed by year-end 2015, subject to the receipt of required gaming approvals. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information.  When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements.  Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized.  There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release.   Such risks, uncertainties and other important factors include, but are not limited to: our ability to consummate the purchase of Circus Circus Reno and the 50% interest in Silver Legacy; our ability to integrate the operations of Circus Circus Reno, the Silver Legacy and the MTR Gaming properties and realize the benefits of the Circus Reno/Silver Legacy Purchase, the merger with MTR Gaming and other future acquisitions; our substantial indebtedness and significant financial commitments could adversely affect our results of operations and our ability to service such obligations; restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity; our facilities operate in very competitive environments and we face increasing competition; our dependence on our Nevada, Louisiana, West Virginia, Pennsylvania and Ohio casinos for substantially all of our revenues and cash flows; our operations are particularly sensitive to reductions in discretionary consumer spending and are affected by changes in general economic and market conditions; our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations; increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; changes in interest rates and capital and credit markets; our ability to comply with certain covenants in our debt documents; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and the intense competition to attract and retain management and key employees in the gaming industry.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.  These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Thomas Reeg	Joseph N. Jaffoni, Jennifer Neuman
President	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30, 2015	December 31, 2014
ASSETS	(unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$48,751	$87,604
Restricted cash	1,640	5,734
Escrow cash	55,460	-
Accounts receivable, net	9,146	7,112
Due from affiliates	419	362
Inventories	7,165	7,234
Prepaid income taxes	383	-
Prepaid expenses and other	9,757	9,447
Total current assets	132,721	117,493
RESTRICTED CASH	-	2,500
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	17,042	14,009
PROPERTY AND EQUIPMENT, NET	442,221	456,139
INTANGIBLE ASSETS, NET	486,792	491,913
NON-OPERATING REAL PROPERTY	16,419	16,419
GOODWILL	66,826	66,826
OTHER ASSETS, NET	7,204	6,260
Total assets	$1,169,225	$1,171,559

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$4,256	$32
Accounts payable	13,020	12,184
Interest payable	6,776	27,469
Income taxes payable	-	137
Accrued gaming taxes and assessments	12,671	12,998
Accrued payroll	11,411	9,441
Accrued other liabilities	18,844	26,788
Deferred income taxes	2,607	2,608
Due to affiliates	177	187
Total current liabilities	69,762	91,844
LONG-TERM DEBT, LESS CURRENT PORTION	788,138	775,059
DEFERRED INCOME TAXES	148,458	144,439
OTHER LIABILITIES	8,228	8,595
Total liabilities	1,014,586	1,019,937

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	154,639	151,622
Total liabilities and stockholders’ equity	$1,169,225	$1,171,559

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
Revenues:
Casino	$156,357	$63,457	$460,807	$156,280
Pari-mutuel commissions	3,781	446	8,042	446
Food and beverage	24,040	15,972	69,717	45,348
Hotel	9,193	7,555	24,671	20,747
Other	6,165	3,098	17,464	7,515
	199,536	90,528	580,701	230,336
Less: promotional allowances	(15,996)	(11,579)	(47,077)	(32,608)
Net operating revenues	183,540	78,949	533,624	197,728

Expenses:
Casino	90,398	34,596	268,282	83,877
Pari-mutuel commissions	3,625	520	8,414	520
Food and beverage	12,461	8,462	36,384	22,889
Hotel	2,340	2,109	6,843	5,969
Other	4,079	2,324	10,513	5,747
Marketing and promotions	7,816	5,262	22,321	14,148
General and administrative	26,937	14,387	81,595	36,016
Depreciation and amortization	13,954	5,283	42,454	13,557
Total operating expenses	161,610	72,943	476,806	182,723

Gain on sale or disposal of property	(6)	(3)	(2)	(3)
Acquisition charges	(380)	(4,463)	(717)	(6,916)
Equity in income of unconsolidated affiliates	2,548	1,238	3,136	3,019
Operating income	24,092	2,778	59,235	11,105

Other income (expense):
Loss on early retirement of debt	(3,522)	-	(3,522)	-
Interest expense, net	(14,490)	(5,647)	(48,954)	(13,398)
Total other income (expense)	(18,012)	(5,647)	(52,476)	(13,398)

Income before income taxes	6,080	(2,869)	6,759	(2,293)
Provision for income taxes	(2,746)	(1,195)	(4,794)	(1,195)
Net income (loss)	$3,334	$(4,064)	$1,965	$(3,488)

Net income (loss) per share of common stock:
Basic	$0.07	$(0.16)	$0.04	$(0.14)
Diluted	$0.07	$(0.16)	$0.04	$(0.14)
Weighted average number of shares outstanding:
Basic	46,516,614	26,075,022	46,509,369	24,242,791
Diluted	46,763,589	26,075,022	46,620,959	24,242,791

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Eldorado Reno
Net income (loss) (1)	$6,018	$76	$8,186	$(2,968)
Interest Expense, net of interest income	321	1,183	2,686	3,584
Benefit for income taxes	-	(3,119)	(375)	(3,119)
Depreciation and amortization	1,959	1,941	5,833	5,933
Loss on disposal of property	16	-	11	-
Equity in income of unconsolidated affiliates	(2,548)	(1,238)	(3,136)	(3,019)
Acquisition charges	-	3,845	-	6,298
Adjusted EBITDA	$5,766	$2,688	$13,205	$6,709

Eldorado Shreveport
Net income (1)	$5,083	$1,980	$11,035	$5,600
Interest expense, net of interest income	718	2,652	6,021	8,002
Provision for income taxes	-	44	-	44
Depreciation and amortization	1,902	2,053	5,709	6,335
(Gain) loss on disposal of property	(64)	3	(63)	3
Adjusted EBITDA	$7,639	$6,732	$22,702	$19,984

Scioto Downs
Net income	$10,207	$8,126	$34,730	$25,346
Interest expense	19	19	52	56
Provision (benefit) for income taxes	-	1,216	(4,794)	2,125
Depreciation and amortization	3,798	3,440	11,272	10,258
Loss on disposal of property	-	1	-	9
Adjusted EBITDA	$14,024	$12,802	$41,260	$37,794

Mountaineer
Net income	$2,667	$6,264	$7,427	$17,742
Provision (benefit) for income taxes	-	353	(595)	353
Depreciation and amortization	3,764	2,555	11,722	7,112
Gain on sale or disposal of property	-	(26)	-	(35)
Adjusted EBITDA	$6,431	$9,146	$18,554	$25,172

Presque Isle Downs
Net income	$3,259	$1,296	$8,822	$5,821
Interest income	-	(1)	(2)	(2)
Provision (benefit) for income taxes	-	1,949	(1,173)	3,190
Depreciation and amortization	2,417	2,256	7,617	6,351
Loss (gain) on sale or disposal of property	-	163	(1)	208
Other regulatory gaming assessments	(83)	94	(202)	177
Adjusted EBITDA	$5,593	$5,757	$15,061	$15,745

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Corporate
Net loss	$(23,900)	$(27,230)	$(68,235)	$(67,848)
Interest expense, net of interest income	13,432	16,849	40,197	51,590
Provision (benefit) for income taxes	2,746	(1,524)	11,731	(1,524)
Depreciation and amortization	114	9	301	28
Loss on sale or disposal of property	54	1	55	2
Acquisition charges	380	7,334	717	8,238
Stock-based compensation expense	334	748	1,155	1,310
Loss on early retirement of debt	3,522	-	3,522	-
Adjusted EBITDA	$(3,318)	$(3,813)	$(10,557)	$(8,204)

Adjusted EBITDA
Net income (loss)	$3,334	$(9,488)	$1,965	$(16,307)
Interest expense, net of interest income	14,490	20,702	48,954	63,230
Provision (benefit) for income taxes	2,746	(1,081)	4,794	1,069
Depreciation and amortization	13,954	12,254	42,454	36,017
Loss on sale or disposal of property	6	142	2	187
Equity in income of unconsolidated affiliates	(2,548)	(1,238)	(3,136)	(3,019)
Acquisition charges	380	11,179	717	14,536
Stock-based compensation expense	334	748	1,155	1,310
Loss on early retirement of debt	3,522	-	3,522
Other regulatory gaming assessments	(83)	94	(202)	177
Combined Adjusted EBITDA (2)	$36,135	$33,312	$100,225	$97,200

(1)      Excludes intercompany management fee revenues earned by Eldorado Reno and expensed by Eldorado Shreveport amounting to $0.8 million and $2.3 million for the three and nine months ended September 30, 2014, respectively.

(2)      The combined basis reflects operations of MTR Gaming for periods prior to the Merger combined with the operations of Resorts.  Such presentation does not conform with U.S. GAAP or the SEC’s rules of pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Silver Legacy
Net income	$5,274	$2,022	$6,496	$4,600
Interest Expense, net of interest income	2,791	2,778	8,290	8,274
Depreciation and amortization	2,426	2,640	7,957	7,951
Loss (gain) on disposal of property	11	(6)	29	-
Other income	-	(25)	-	(40)
Adjusted EBITDA	$10,502	$7,409	$22,772	$20,785

# # #